Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-64316, 333-83723, 333-59667 and 333-33095) of our report dated March 31, 2006 except for Notes 1, 2, 7, 8, 11, 13, 14, 15, and 17 as to which the date is September 28, 2006, with respect to the consolidated financial statements of National Mercantile Bancorp and subsidiaries included in the Annual Report (Form 10-KSB/A) for the year ended December 31, 2005.

/s/ Moss Adams LLP

Los Angeles, California
September 28, 2006